Pageant Holdings Limited
Melcorpo Building
Loughlinstown Industrial Estate
Loughlinstown Drive
Dun Laoghaire
Co. Dublin

Tel: +353 (0)1 282 3100
Fax: +353 (0)1 282 6534
Email: mail@pageantholdings.com

Stefan Schraps
President and CEO
BodyTel Scientific, Inc.
c/o BodyTel Europe Gmbh
Schlachthofstraße 1
34537 Bad Wildungen
Germany

BodyTel Scientific, Inc.
4720 Salisbury Road, Suite 72
Jacksonville, Florida 32256
Attention: Stefan Schraps, President and CEO

GlucoTel Scientific, Inc.
c/o Frode Jensen
Holland and Knight
195 Broadway
24th Floor
New York, New York 10038
Fax: 212-385-9010
Attention: Stefan Schraps, President and CEO

April 9, 2009

Re: Declaration of Event of Default and Acceleration under Secured Convertible Discount Note Agreement dated as of June 11, 2008 issued by BodyTel Scientific, Inc. to Pageant Holdings, Ltd.; Notice of Remedies

Ladies and Gentlemen:

Reference is made to that certain Secured Convertible Discount Note (the "Note") dated as of June 11, 2008, issued by BodyTel Scientific, Inc. (the "Company") to Pageant Holdings Ltd. ("Pageant") in the principal amount of $1,220,190. Reference is also made to that certain Guaranty and Intellectual Property Security Agreement (the "Guaranty and IP Security Agreement") dated as of June 11, 2008 by and between GlucoTel Scientific, Inc. (the "Guarantor") and Pageant, whereby, among other things, Guarantor granted and pledged to Noteholder a security interest in all of Guarantor's right, title and interest in, to and under its

intellectual property. All capitalized terms used but not defined in this letter will have the meaning attributed to them in the Note or the Guaranty and IP Security Agreement.

Events of Default exist under Sections 3 of the Note, at least due to the events described in Section 3.1. Pageant hereby declares the Note to be immediately due and payable pursuant to Sections 3.1 and declares the Accreted Value immediately due and payable pursuant to Section 3.11 of the Note. Accordingly, the Company and the Guarantor shall immediately pay Pageant the entire Accreted Value of the Note. We confirm that the Accreted Value as of April 7, 2009 is $1,033,511.

If Pageant is not paid in full within ten calendar days of the date of this letter, Pageant intends to exercise its remedies as a secured party under the Uniform Commercial Code with respect to the Intellectual Property Collateral pursuant to the Guaranty and IP Security Agreement.

Please provide us written acknowledgement of your receipt of this notice prior to the end of the ten days referred to in the previous paragraph.

Nothing contained herein (including your failure to acknowledge this notice) shall in any way waive, diminish, prejudice or estop Pageant from enforcing or pursuing any rights and/or remedies it may now or hereafter have under the Note, the Guaranty and IP Security Agreement, any of agreements, documents or instruments relating thereto, applicable law, or otherwise, whether against the Company, the Guarantor, or any other persons or entities, all of which rights and/or remedies Pageant hereby expressly reserves.

Very truly yours,

Peter O'Grady Walshe
Director
Pageant Holdings Ltd.

CC: Frode Jensen
Holland & Knight
195 Broadway
24th Floor
New York, New York
Fax: 212-385-9010